UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number: 333-50951
                                                                       ---------
       The Musicland Group, Inc.
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             (Exact name of registrant as specified in its charter)


       10400 Yellow Circle Drive, Minnetonka, MN  55343   (612) 931-8000
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     (Address, including zip code, and phone number, including area code, of registrant's principal executive offices)

       9 7/8% Series B Senior Subordinated Notes Due 2008
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            (Title of each class of securities covered by this Form)

       NONE
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place and X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


         Rule 12g-4(a)(1)(i)                   Rule 12h-3(b)(1)(i)   X
                               ----                                 ----
         Rule 12g-4(a)(1)(ii)                  Rule 12h-3(b)(1)(ii)
                               ----                                 ----
         Rule 12g-4(a)(2)(i)                   Rule 12h-3(b)(2)(i)
                               ----                                 ----
         Rule 12g-4(a)(2)(ii)                  Rule 12h-3(b)(2)(ii)
                               ----                                 ----
                                               Rule 15d-6
                                                                    ----

Approximate  number  of  holders of record  as  of  the certification or  notice date:  28
      ----
         Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/ notice to be signed on its behalf by the undersigned duly authorized person.


Date:    March 30, 1999             By:   /s/ Keith A. Benson
                                        ----------------------------------------
                                          Keith A. Benson, Vice Chairman & CFO